MERRILL LYNCH WORLD INCOME FUND, INC.

FILE # 811-5603

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
08/08/01	Norske Skog Canada Ltd 8.625% 06/15/11	$800,000	$250,000,000	RBC Dominion Securities
10/17/01	American Airlines 7.8% 04/01/08	$1,000,000	$281,000,000	Morgan Stanley
		$	$
		$	$